EXHIBIT 5.2

         [Owens-Brockway Glass Container Inc. Letterhead]

February 14, 2003

Owens-Brockway Glass Container Inc.
One SeaGate
Toledo, Ohio 43666

Re:	$625,000,000 Aggregate Principal Amount of 8 3/4% Senior Secured Notes due 2012

Ladies and Gentlemen:

        I am Vice President and Secretary to Owens-Brockway Glass Container Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the registration of $625,000,000 aggregate principal amount of the Company's 8 3/4% Senior Secured Notes due 2012 (the "Securities") and the guarantees of the Securities (the "Guarantees") by Owens-Illinois Group, Inc. ("Group") and the domestic subsidiaries of Group listed on Schedule A hereto (collectively, and together with Group, the "Guarantors"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on February 14, 2003, as amended to date (the "Registration Statement"). You have requested my opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of January 24, 2002, as supplemented by the Third Supplemental Indenture dated as of November 13, 2002, and an Additional Supplemental Indenture dated as of December 18, 2002 (as supplemented, the "Indenture") by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The Securities and the Guarantees will be issued in exchange for the Company's outstanding 8 3/4% Senior Secured Notes due 2012 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

        In my capacity as such counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Securities and the Guarantees, respectively. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary for purposes of this opinion.

        In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

        I am opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of Ohio and the Delaware General Corporation Law (the "DGCL"), and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is my opinion that as of the date hereof:

  1.
  Each of the Guarantors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the requisite power and authority to perform its obligations under the Indenture and the applicable Guarantee.

  2.
  The Securities have been duly authorized by all necessary corporate action of the Company.

  3.
  Each of the Guarantees has been duly authorized by all necessary corporate, limited liability company or partnership action of the respective Guarantor.

  4.
  The Indenture has been duly authorized, executed and delivered by each of the Guarantors.

        I consent to your filing this opinion as an exhibit to the above mentioned Registration Statement, and Latham & Watkins LLP may rely on this opinion in connection with the opinion it is delivering to you on this date.

                  Very truly yours,

                  /s/ James W. Baehren

SCHEDULE A

ACI America Holdings Inc.
Brockway Realty Corporation
Brockway Research, Inc.
Continental PET Technologies, Inc.
Martell Medical Products, Incorporated
NHW Auburn, LLC
OB Cal South Inc.
OI AID STS Inc.
OI Auburn Inc.
OI Australia Inc.
OI Brazil Closure Inc.
OI California Containers Inc.
OI Castalia STS Inc.
OI Consol STS Inc.
OI Ecuador STS Inc.
OI Europe & Asia Inc.
OI General Finance Inc.
OI General FTS Inc.
O-I Health Care Holding Corp.
O-I Holding Company, Inc.
OI Hungary Inc.
OI International Holdings Inc.
OI Levis Park STS Inc.
OI Medical Inc.
OI Peru STS Inc.
OI Plastic Products FTS Inc.
OI Poland Inc.
OI Puerto Rico STS Inc.
OI Regioplast STS Inc.
OI Venezuela Plastic Products Inc.
OIB Produvisa Inc.
Overseas Finance Company
Owens-Brockway Glass Container Trading Company
Owens-Brockway Packaging, Inc.
Owens-Brockway Plastic Products Inc.
Owens-Illinois Closure Inc.
Owens-Illinois General Inc.
Owens-Illinois Prescription Products Inc.
Owens-Illinois Specialty Products Puerto Rico, Inc.
Product Design & Engineering, Inc.
SeaGate II, Inc.
SeaGate III, Inc.
SeaGate, Inc.
Specialty Packaging Licensing Company
Universal Materials, Inc.